Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

BIOCARDIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c)	3,019,466	$0.41(2)	$1,237,981.06	$147.60 per $1,000,000	$183.00
Total Offering Amounts					$1,237,981.06		$183.00
Total Fees Previously Paid							$—
Total Fee Offsets							$—
Net Fee Due							$183.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant's Common Stock as reported on February 9, 2024, which was approximately $0.41 per share.